Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of Mid Penn Bancorp, Inc. of our report dated March 11, 2021 on the consolidated financial statements of Riverview Financial Corporation, appearing in their 2020 Annual Report on Form 10-K. We also consent to the reference to us under the heading of “Experts” in the prospectus.

/s/ Crowe LLP

Washington, D.C.
October 1, 2021